EXHIBIT 2

                            SHARE PURCHASE AGREEMENT

         This Share Purchase Agreement ("Agreement"), dated as of February 18, 2004, among, Charles Scheuerman (the "Seller"), Golden Sand Eco-Protection. Inc. ("Golden"), and Yellow Jacket Investments Limited, a British Virgin Islands corporation (the "Buyer").

                              W I T N E S S E T H:

         WHEREAS, Golden is a corporation duly organized under the laws of the State of Florida.

         WHEREAS, the Seller owns 7,800,000 shares of common stock of Golden in the aggregate.

         WHEREAS, Buyer wishes to purchase an aggregate of 7,550,000 shares of common stock (collectively, the "Purchase Shares"), and the Seller desires to sell the Purchase Shares to Buyer free and clear of liens and encumbrances.

         Golden is joining in this agreement to provide certain covenants warranties and representations.

         NOW, THEREFORE, IT IS AGREED AMONG THE PARTIES AS FOLLOWS:

                                    ARTICLE I

                                The Consideration
                                -----------------

         1.1 Subject to the conditions set forth herein, Seller shall sell to Buyer and Buyer shall purchase an aggregate of 7,550,000 shares of common stock of Golden from Seller. The purchase price for the shares to be paid by Buyer to Seller is $365,000 (the "Consideration") and shall be paid at closing by a wire transfer or transmittal of a cashiers check to such escrow account as agreed by the Seller and the Buyer.





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                                   ARTICLE II

                        Closing and Conveyance of Shares
                        --------------------------------

         2.1 The Purchase Shares shall be conveyed by Seller to Buyer with duly executed stock powers by depositing with escrow agent for delivery to buyer, upon receipt of the Consideration by Seller, and satisfaction of a) the conditions precedent in Article VI, and b) procedures in Article V. The new shares being subscribed for herein shall be issued and delivered to escrow agent for delivery to buyer upon receipt of subscription consideration.

         2.2 Closing hereunder shall be completed by delivery in escrow to Iwona Alami, Esq. Escrow Account, of the requisite closing documents, cash consideration and share certificates on or before February 20, 2004 at 5:00 p.m. PST (Closing Date) subject to satisfaction of the terms and conditions set forth herein. Consideration may be delivered by Federal Express or wire transfers, and any closing documents may be delivered by facsimile, Federal Express or other appropriate means.

                                   ARTICLE III

   Representations, Warranties and Covenants of Seller and Golden as to Golden
   ---------------------------------------------------------------------------

         Seller and Golden each hereby represents, warrants and covenants to Buyer as follows:

         3.1 Golden is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and has the corporate power and authority to own or lease its properties and to carry on its business as it is now being conducted. The Articles of Incorporation and Amendments and Bylaws of Golden, are complete and accurate, and the minute books of Golden, copies of which have also been made available to Buyer, contain a record, which is complete and accurate in all material respects, of all meetings, and all corporate actions of the shareholders and Board of Directors of Golden.

         3.2 (a)The authorized capital stock of Golden consists of 200,000,000 shares of common stock and 10,000,000 shares of preferred stock, par value $0.001 per share. There are 8,270,000 shares of Common Stock of Golden issued and outstanding and no shares of preferred stock outstanding. All such shares of capital stock of Golden are validly issued, fully paid, non-assessable and free of preemptive rights. Golden has no outstanding options, warrants, or other rights to purchase, or subscribe to, or other securities convertible into or exchangeable for any shares of capital stock of Golden, or contracts or arrangements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of Golden. All of the outstanding shares of capital stock of Golden have been offered, issued, sold and delivered in compliance with applicable federal and state securities laws and none of such securities were, at the time of issuance, subject to preemptive rights. None of such issued and outstanding shares is the subject of any voting trust agreement relating to the voting thereof or restricting in any way the sale or transfer thereof.





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                  (b) The Seller own the Purchase Shares that they are conveying pursuant to this Agreement beneficially and of record, free and clear of any lien, pledge, security interest or other encumbrance, and, upon payment for the Purchase Shares as provided in this Agreement, the Buyer will acquire good and valid title to the Purchase Shares, free and clear of any lien, pledge, security interest or other encumbrance. None of the Purchase Shares are the subject of any voting trust agreement or other agreement relating to the voting thereof or restricting in any way the sale or transfer thereof except for this Agreement. Each Seller has full right and authority to transfer such Purchase Shares pursuant to the terms of this Agreement.

         3.3 Golden does not own nor has it owned, in the last five years, any outstanding shares of capital stock or other equity interests of any partnership, joint venture, trust, corporation, limited liability company or other entity and there are no obligations of Golden to repurchase, redeem or otherwise acquire any capital stock or equity interest of another entity.

         3.4 This Agreement has been duly authorized, validly executed and delivered on behalf of the Seller and Golden and is a valid and binding agreement and obligation of Golden and Seller enforceable against the parties in accordance with its terms, subject to limitations on enforcement by general principles of equity and by bankruptcy or other laws affecting the enforcement of creditors' rights generally, and Seller and Golden have complete and unrestricted power to enter into and, upon the appropriate approvals as required by law, to consummate the transactions contemplated by this Agreement.

         3.5 Neither the making of nor the compliance with the terms and provisions of this Agreement and consummation of the transactions contemplated herein by Seller or Golden will conflict with or result in a breach or violation of the Articles of Incorporation or Bylaws of Golden, or of any material provisions of any indenture, mortgage, deed of trust or other material agreement or instrument to which Golden or Seller are a party, or of any material provision of any law, statute, rule, regulation, or any existing applicable decree, judgment or order by any court, federal or state regulatory body, administrative agency, or other governmental body having jurisdiction over Golden or Seller, or any of its material properties or assets, or will result in the creation or imposition of any material lien, charge or encumbrance upon any material property or assets of Golden pursuant to the terms of any agreement or instrument to which Golden is a party or by which Golden may be bound or to which any of Golden property is subject and no event has occurred with which lapse of time or action by a third party could result in a material breach or violation of or default by Golden or Seller.

         3.6 There is no claim, legal action, arbitration, governmental investigation or other legal or administrative proceeding, nor any order, decree or judgment in progress, pending or in effect, or to the best knowledge of the Seller threatened against or relating to Golden or affecting any of its assets, properties, business or capital stock. There is no continuing order, injunction or decree of any court, arbitrator or governmental authority to which Golden is a party or by which Golden or its assets, properties, business or capital stock are bound.

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         3.7 Golden has accurately prepared and filed all federal, state and other tax returns required by law, domestic and foreign, to be filed by it, has paid or made provisions for the payment of all taxes shown to be due and all additional assessments, and adequate provisions have been and are reflected in the financial statements of Golden for all current taxes and other charges to which Golden is subject and which are not currently due and payable. None of the Federal income tax returns of Golden have been audited by the Internal Revenue Service or other foreign governmental tax agency. Golden has no knowledge of any additional assessments, adjustments or contingent tax liability (whether federal or state) pending or threatened against Golden for any period, nor of any basis for any such assessment, adjustment or contingency.

         3.8 Golden has delivered to Buyer audited financial statements dated December 31, 2002 and unaudited financial statements for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003. All such statements, herein sometimes called "Golden Financial Statements" are complete and correct in all material respects and, together with the notes to these financial statements, present fairly the financial position and results of operations of Golden for the periods indicated. All financial statements of Golden have been prepared in accordance with generally accepted accounting principles.

         3.9 As of the date hereof, Golden, represents and warrants that all outstanding indebtedness of Golden is as shown on the financial statements (except for legal and accounting services related to this transaction which will be paid by Golden) and all such scheduled indebtedness, if any, which will be the sole responsibility of the Seller and shall be paid by the Seller at the Closing hereunder.

         3.10 Since the dates of the Golden Financial Statements, there have not been any material adverse changes in the business or condition, financial or otherwise, of Golden. Golden does not have any liabilities, commitments or obligations, secured or unsecured except as shown on updated financials (whether accrued, absolute, contingent or otherwise).

         3.11 Golden is not a party to any contract performable in the future.

         3.12 The representations and warranties of the Golden shall be true and correct as of the date hereof.

         3.13 Golden will have delivered to Buyer, all of its corporate books and records for review.

         3.14 Golden has no employee benefit plan in effect at this time other than disclosed in this Agreement as a schedule or exhibit.

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         3.15 No representation or warranty by Golden or the Seller in this
Agreement, or any certificate delivered pursuant hereto contains any untrue statement of a material fact or omits to state any material fact necessary to make such representation or warranty not misleading.

         3.16 Buyer has received copies of Form 10KSB as filed with the Securities and Exchange Commission ("SEC") which included audits for the year ended December 31, 2002 and each of its other reports to shareholders filed with the SEC through the period ended September 30, 2003. Golden is a registered company under the Securities Exchange Act of 1934, as amended.

         3.17 Golden has filed reports required to be filed by it under the Securities Exchange Act of 1934, as amended (the "Federal Securities Laws".) No such reports, or any reports sent to the shareholders of Golden generally contained any untrue statement of material fact or omitted to state any material fact required to be stated therein or necessary to make the statements in such report, in light of the circumstances under which they were made, not misleading.

         3.18 The Buyer has not received any general solicitation or general advertising regarding the shares of Seller's common stock.

         3.19 Golden has conducted no business whatsoever since _last statement_, and has incurred no liabilities except as shown on the financial statements, which shall be paid at closing by the Seller.

         3.20 There have been no material changes, debts, or liabilities incurred by Golden since the date of 10QSB for September 30, 2003, or since then to date hereof.

                                   ARTICLE IV

                        Termination of Representation and
               Warranties and Certain Agreements; Indemnification
               --------------------------------------------------

         4.1 The respective representations and warranties of the parties hereto shall survive this Agreement for two years and the continuing covenants shall survive hereafter, pursuant to their terms.

         4.2 The right to indemnification or payment of Damages (as defined in section 4.4) or other remedy based on any representation, warranty, covenant or obligation of a party hereunder shall not be waived by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.

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         4.3 The waiver of any condition to a party's obligation to consummate the transactions contemplated hereunder, where such condition is based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, or payment of Damages, or other remedy based on such representation, warranty, covenant or obligation.

         4.4 Seller and Golden, jointly and severally, shall indemnify and hold harmless the Buyer and its respective officers, directors and affiliates (the "Buyer Indemnified Persons") for, and will pay to the Buyer Indemnified Persons, the amount of, any loss, liability, claim, damage (including, without limitation, incidental and consequential damages), cost, expense (including, without limitation, interest, penalties, costs of investigation and defense and the reasonable fees and expenses of attorneys and other professional experts) or diminution of value, whether or not involving a third- party claim (collectively, "Damages"), directly or indirectly arising from, attributable to or in connection with:

         any representation or warranty made by Seller or Golden in this agreement or any closing deliveries, that is, or was at the time made, false or inaccurate, or any breach of, or misrepresentation with respect to, any such representation or warranty; and

         any breach by any of the Seller or Golden of any covenant, agreement or obligation of Golden or Seller contained in this agreement.

         any claims or litigation relating to Golden now pending or threatened or which may hereafter be brought against Buyer and/or Golden or Seller based upon events occurring prior to the date hereof and not attributable to the acts of the Buyer.

         any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, losses, liabilities and reasonable legal and other expenses incident to any of the foregoing.

         4.5 Seller and Golden shall have no liability for indemnification with respect to any representation or warranty, unless, on or before the second anniversary of the date hereof, the Buyer notifies the Seller of a claim specifying the basis thereof in reasonable detail to the extent then known by Buyer. A claim with respect to any covenant, agreement or obligation contained in this agreement, may be made at any time without any time limitation.

         4.6 Promptly after receipt by an indemnified party of written notice (the "Notice of Claim") of the commencement of any action, suit or proceeding against it, or written threat thereof, such indemnified party will, if a claim is to be made against an indemnifying party under either of said sections, as applicable, give notice to the indemnifying party of the commencement of such action, suit or proceeding. The indemnified party shall furnish to the indemnifying party in reasonable detail such information as the indemnified party may have with respect to such indemnification claims (including copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or assenting the same). Subject to the limitations set forth in this section, no failure or delay by the indemnified party in the performance of the foregoing shall reduce or otherwise affect the obligation of the indemnifying party to indemnify and hold the indemnified party harmless except to the extent that such failure or delay shall have materially and adversely affected the indemnifying party's ability to defend against, settle or satisfy any action, suit or proceeding the claim for which the indemnified party is entitled to indemnification hereunder. The foregoing shall not apply to the extent inconsistent with the provisions of section 4.8 relating to Proceedings.

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         4.7 If the claim or demand set forth in the Notice of Claim given by the indemnified party is a claim or demand asserted by a third party, the indemnifying party shall have 30 days after the Date of Notice of Claim to notify the indemnified party in writing of its election to defend such third party claim or demand on behalf of the indemnified party (the "Notice Period"); provided, however, that the indemnified party is authorized to file any motion, answer or other pleading which it deems necessary or appropriate to protect its interests during the Notice Period. If the indemnifying party elects to defend such third party claim or demand, the indemnified party shall make available to the indemnifying party and its agents and representatives all records and other materials which are reasonably required in the defense of such third party claim or demand and shall otherwise cooperate (at the sole cost and expense of the indemnifying party) with, and assist (at the sole cost and expense of the indemnifying party) the indemnifying party in the defense of, such third party claim or demand, and so long as the indemnifying party is diligently defending such third party claim in good faith, the indemnified party shall not pay, settle or compromise such third party claim or demand. If the indemnifying party elects to defend such third party claim or demand, the indemnified party shall have the right to control the defense of such third party claim or demand, at the indemnified party's own expense. If the indemnifying party does not elect to defend such third party claim or demand or does not defend such third party claim or demand in good faith, the indemnified party shall have the right, in addition to any other right or remedy it may have hereunder at the indemnifying party's expense, to defend such third party claim or demand.

         4.8 The term "Date of Notice of Claim" shall mean the date the Notice of Claim is effective pursuant to section 4.6 of this Agreement.

         4.9 A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

         4.10 Any legal action or proceeding with respect to this Agreement or any matters arising out of or in connection with this Agreement or the transactions contemplated hereby or the documents executed and delivered in connection herewith, and any action for enforcement of any judgment in respect thereof may be brought in the courts of the State of Florida or of the United States of America for the District of Florida, and, by execution and delivery of this Agreement, the parties each hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts and appellate courts thereof. The parties irrevocably consent to service of process out of any of the aforementioned courts in any such action or proceeding in accordance with the notice provisions set forth in Section 9.5. The parties each hereby irrevocably waive any objection that it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or the transactions contemplated hereby or the documents execute and delivered in connection herewith brought in the courts referred to above and hereby further irrevocably waive and agree, to the extent permitted by applicable law, not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law.

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                                    ARTICLE V

                              Procedure for Closing
                              ---------------------

         5.1 At the Closing Date, the purchase and sale shall be consummated after satisfaction of all conditions precedent set forth in Article VI, by Seller common stock certificates for the Purchase Shares being delivered, duly executed, for 7,550,000 shares of common stock to escrow agent, and the delivery of the Consideration for share purchase to escrow agent from the Buyer, together with delivery of all other items, agreements, stock powers, warranties, and representations set forth in this Agreement.

         5.2 Escrow Agent is Law Offices of Iwona J. Alami, 610 Newport Center Dr., Suite 1400, Newport Beach, CA 92660 and the escrow account is [as provided to the Parties]

                                   ARTICLE VI

                           Conditions Precedent to the
                          Consummation of the Purchase
                          ----------------------------

         The following are conditions precedent to the consummation of the Agreement on or before the Closing Date:

         6.1 Seller and Golden shall have performed and complied with all of their respective obligations hereunder which are to be complied with or performed on or before the Closing Date.

         6.2 No action, suit or proceeding shall have been instituted or shall have been threatened before any court or other governmental body or by any public authority to restrain, enjoin or prohibit the transactions contemplated herein, or which might subject any of the parties hereto or their directors or officers to any material liability, fine, forfeiture or penalty on the grounds that the transactions contemplated hereby, the parties hereto or their directors or officers, have violated any applicable law or regulation or have otherwise acted improperly in connection with the transactions contemplated hereby, and the parties hereto have been advised by counsel that, in the opinion of such counsel, such action, suit or proceeding raises substantial questions of law or fact which could reasonably be decided adversely to any party hereto or its directors or officers.

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         6.3 The representations and warranties made by Seller and Golden in this Agreement shall be true as though such representations and warranties had been made or given on and as of the Closing Date, except to the extent that such representations and warranties may be untrue on and as of the Closing Date because of changes caused by transactions suggested or approved in writing by the Buyer.

                                   ARTICLE VII

                           Termination and Abandonment
                           ---------------------------

         7.1 Anything contained in this Agreement to the contrary notwithstanding, the Agreement may be terminated and abandoned at any time prior to or on the Closing Date:

         (a)  By mutual consent of parties;

         (b) By Seller or Buyer, if any condition set forth in Article VI relating to the other party has not been met or has not been waived;

         (c) By Seller or Buyer, if any suit, action, or other proceeding shall be pending or threatened by the federal or a state government before any court or governmental agency, in which it is sought to restrain, prohibit, or otherwise affect the consummation of the transactions contemplated hereby;

         (d) By Seller or Buyer, if there is discovered any material error, misstatement or omission in the representations and warranties of another party; or

         (e) By the Seller, if the Closing does not occur, through no failure to act by Seller, on February_____, 2004, or if Buyer fails to deliver the consideration required herein.

         7.2 Any of the terms or conditions of this Agreement may be waived at any time by the party which is entitled to the benefit thereof, by action taken by its Board of Directors provided; however, that such action shall be taken only if, in the judgment of the Board of Directors taking the action, such waiver will not have a materially adverse effect on the benefits intended under this Agreement to the party waiving such term or condition.

                                  ARTICLE VIII

                         Continuing Representations and
                            Warranties and Covenants
                            ------------------------

         8.1 The respective representations, warranties, and covenants of the parties hereto and the covenants and agreements of the parties hereto shall survive after the closing under this Agreement in accordance with the terms thereof.

         8.2 There are no representations whatsoever about any matter relating to Golden Seller or any item contained in this Agreement, except as is contained in the express language of this Agreement.

         8.3 Seller and their agents and attorneys shall have no liability whatsoever for any matter, omission or representation not specifically disclosed herein, and Buyer, as a specific inducement to Seller hereby releases Seller and their agents and attorneys and covenant not to sue Seller, their agents and attorneys under any circumstances for any matter not specifically and expressly represented within this document.

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                                   ARTICLE IX

                                  Miscellaneous
                                  -------------

         9.1 This Agreement embodies the entire agreement between the parties, and there have been and are no agreements, representations or warranties among the parties other than those set forth herein or those provided for herein, except that a companion document, the Reorganization Agreement, has been executed concurrently which contains numerous warranties and representations.

         9.2 To facilitate the execution of this Agreement, any number of counterparts hereof may be executed, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one instrument.

         9.3 All parties to this Agreement agree that if it becomes necessary or desirable to execute further instruments or to make such other assurances as are deemed necessary, the party requested to do so will use its best efforts to provide such executed instruments or do all things necessary or proper to carry out the purpose of this Agreement.

         9.4 This Agreement may not be amended except by written consent of both parties.

         9.5 Any notices, requests, or other communications required or permitted hereunder shall be delivered personally or sent by overnight courier service, prepaid, addressed as follows:

To Seller:    Charles Scheuerman [address provided to the Buyer]

To Golden:    Charles Scheuerman [address provided to the Buyer]

To Buyer:     Yellow Jacket Investments Limited [ address provided to Seller]

Copy to: Escrow Agent: Law Offices of Iwona J. Alami, 610 Newport Center Dr., Suite 1400, Newport Beach, CA 92660

or such other addresses as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date received.

         9.6 No press release or public statement will be issued relating to the transactions contemplated by this Agreement without prior approval of the Buyer and Seller. However, Golden may issue at any time any press release or other public statement it believes on the advice of its counsel it is obligated to issue to avoid liability under the law relating to disclosures, but the party issuing such press release or public statement shall make a reasonable effort to give the other party prior notice of and opportunity to participate in such release or statement.

         9.7 This Agreement shall be governed by and construed in accordance with and enforced under the laws of the state of California applicable to all agreements made hereunder. Venue and jurisdiction for any legal actions hereunder shall be District Court in and for Orange County, California.

         9.8 In connection with this Agreement the parties have appointed the escrow agent, Law Offices of Iwona J. Alami which shall be authorized by this agreement to do the following:

                  1) Accept the total funds of $400,000 from Buyers, and disburse such funds in accordance with Seller and Buyers written instructions, upon receipt of a copy of this agreement signed by Seller, Buyer and Golden, and disburse the purchase price, as defined herein, to Seller upon completion of delivery of the shares (7,550,000) being purchased herein;
                  2) Accept the common stock certificates of Golden with duly signed and guaranteed signatures on the stock power(s) for 7,550,000 common shares from Seller and,

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                  3)  Upon receipt of the certificates for the purchase shares disburse the funds received from the Seller from the escrow as follows:
                           i) $365,000 to Seller in accordance with their and Buyer written instructions
                           ii) $ 35,000 to Corporate Capital Research, Inc.
                               in accordance with the Buyer and Seller
                               written instructions.
                  4) Transmit by Federal Express the stock certificates to Buyer at: [address provided by Buyer].
                  5) In the event of default in delivery of cash or certificates by a party under this agreement, any cash or certificates received from the other party shall be returned to the remitting party 3 business days after default.
                  6) Escrow Agent is specifically indemnified and held harmless hereby for its actions or inactions in following these instructions. In the event of a dispute involving the escrow instructions or the consideration to be delivered in escrow, the escrow agent is authorized to implead the consideration received into the special account upon ten days written notice, and be relieved of any further escrow duties thereupon. Any and all costs of attorneys fees and legal actions of escrow agent for any dispute resolution or impleader action shall be paid in equal shares by the parties to this agreement.

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         IN WITNESS WHEREOF, the parties have executed this Agreement this 18th day of February, 2004.

    Seller:                          Golden Sand Eco-Protection, Inc.,
                                     a Florida Corporation

Charles Scheuerman                   By: /s/ Charles Scheuerman
                                          Name: Charles Scheuerman
/s/ Charles Scheuerman                    Title:President
__________________________

                                     BUYER:

                                     Yellow Jacket Investments Limited

                                     /s/ A.D. Stamp
                                     /s/ F. K. Stamp
                                     ---------------------------------------

                                     By: A.D. Stamp & F.K. Stamp
                                     Name:_______________________
                                     Title:Directors



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